SCHEDULE A

TO THE ADVISORY AGREEMENT

FOR JPMORGAN INSTITUTIONAL TRUST

(Amended as of June 26, 2009)

Name	Advisory Fee (as a percentage of average daily net assets) (annualized)
JPMorgan Intermediate Bond Trust	0.30%
JPMorgan Core Bond Trust	0.30%
JPMorgan Equity Index Trust	0.25%

*     *     *     *     *

J.P. Morgan Investment Management Inc.
By:	/s/ Patricia A. Maleski
Name:	Patricia A. Maleski
Title:	Managing Director

JPMorgan Institutional Trust
By:	/s/ Francesco Tango
Name:	Francesco Tango
Title:	Assistant Secretary